Exhibit 10.47

Power of Attorney

I, GONG Yu ( ), a citizen of the People’s Republic of China, with ID Card No. ***, hold 50% shares in iQIYI Pictures (Beijing) Co., Ltd. (the “Company”) at present. Subject to the laws and regulations of PRC, I hereby irrevocably authorize Beijing iQIYI New Media Science and Technology Co., Ltd. (the “WFOE”) to exercise the following rights regarding the above aforementioned shares during the term of this Power of Attorney:

The WFOE or any person(s) designated by the WFOE (the “Agent(s)”) are exclusively authorized to exercise on behalf of me and in its own name the rights including but not limited to the follows:

(1)	Proposing to convene a shareholders’ meeting according to the articles of association of the Company, and attend the meeting and execute relevant resolutions of the meeting;

(2)	Exercising at the shareholders’ meetings of the Company all the shareholder rights I have under the law and the articles of association of the Company, including but not limited to voting rights, nomination rights and appointment rights;

(3)	Submitting to relevant government supervisory authorities any documents the Company’s shareholders are required to submit;

(4)	Exercising the right to dividend, the right to sell, transfer, pledge or dispose of the shares in the Company I hold in whole or in part, or the right to distribution of the residual assets after liquidation of the Company under the law and the articles of association of the Company;

(5)	When the Company is liquidated or dissolved, forming the liquidation group and exercising the group’s powers during the liquidation according to the law, including but not limited to management of the Company’s assets; and

(6)	Other rights enjoyed by me as a shareholder of the Company.

Without restricting the authorization herein, the Agent(s) has the right to, within the scope of my authorization and on my behalf, execute and perform the Share Transfer Contract contemplated in the Exclusive Share Purchase Agreement to which I am a party, and execute and perform on time the Share Pledge Agreement and the Exclusive Share Purchase Agreement and the supplemental agreements thereto to which I am a party.

During the term of this Power of Attorney and subject to the laws of PRC, I undertake that, as soon as possible and within three (3) days after receiving any dividend, bonus or asset distributed by the Company, I will deliver such dividend, bonus or asset free of charge to the WFOE or its designated third party.

During the period I am the Company’s shareholder, regardless of any change of the percentage of the shares in the Company I hold, this Power of Attorney shall be irrevocable and continuously effective since the date of execution; when and only when the WFOE sends a written notice to me requesting replacement of the Agent(s), I shall immediately appoint another person(s) designated by the WFOE to exercise the entrusted rights under this Power of Attorney, and the new authorization and entrustment once made shall immediately replace the original; except for this, I will not revoke the entrustment and authorization made to the Agent(s). During the term of this Power of Attorney, I hereby waive all the rights entrusted to the Agent(s) through this Power of Attorney, and will no longer exercise such rights by myself. When I become a person with no or limited capacity for civil conduct owing to death or illness, my successor, guardian or administrator may not succeed or manage the rights I have as a shareholder of the Company until he/she/it undertake to continue to comply with this Power of Attorney.

I will acknowledge and assume the corresponding liabilities from any legal consequence arising out of the exercise of the entrusted rights above by the Agent(s). I hereby confirm that, under any circumstance, the Agent(s) shall not be required to assume any liability or make any economic compensation regarding the exercise of the entrusted rights above. I agree to indemnify the WFOE for all the losses it suffers or may suffer because of the designation of the Agent(s) to exercise the entrusted rights and hold the WFOE harmless, including but not limited to any loss arising out of any litigation, recovery, arbitration or claim of damages brought by any third party against the WFOE, or any administrative investigation or penalty.

I will provide sufficient assistance for the Agent(s) to exercise the entrusted rights above, and cause the Company to provide sufficient assistance, including prompt execution of the resolutions of shareholders’ meetings made by the Agent(s) or any other relevant legal documents and granting the Agent(s) the access to various relevant information about the Company’s operation, business, clients, finance and employees, etc. and enabling the Agent(s) to consult the Company’s relevant documents, when necessary (for example, to meet the requirements by governmental authorities for review and approval, registration and filing).

In the event that the grant or exercise of the entrusted rights above become impossible for any reason (except for my breach of the provisions of this Power of Attorney) at any time during the term of this Power of Attorney, all the parties shall immediately seek for the alternative solution closest to the unrealizable provision, and when necessary, execute supplemental agreements and amend or adjust the provisions of this Power of Attorney, to ensure the continuance of realization of the purpose of this Power of Attorney.

This Power of Attorney becomes effective upon execution. Upon execution, this Power of Attorney shall replace any undertaking, memorandum of understanding, agreement or any other document (if applicable) previously made regarding the subject matter of this Power of Attorney, and shall remain effective during the term of the Agreement on Exclusive Management Consulting and Business Cooperation entered into by the WFOE, the Company, me and other relevant party.

GONG Yu ( )

Signature:	/s/ GONG Yu
Date:	August 30, 2017

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